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                                                                    Exhibit 21.1

LIST OF SUBSIDIARIES

Bio-Detek, Incorporated, incorporated in Massachusetts
ZMI France, S.A.R.L., incorporated in France
ZMD Corporation, incorporated in Delaware
ZOLL International, Inc., incorporated in U.S. Virgin Islands
ZOLL Medical (U.K.) Ltd, incorporated in United Kingdom
Westech Mobile Solutions. Inc., incorporated in Vancouver, B.C., Canada ZOLL Medical Deutchland (GmbH), incorporated in Germany
ZOLL Medical Canada, incorporated in Canada.
Pinpoint Technologies, Inc., incorporated in Delaware.